Exhibit 10.1

Exhibit 10.1

         Amendment No. 5 to Retention Bonus Plan

AMENDMENT NUMBER 5
TO THE

GYRODYNE LLC RETENTION BONUS PLAN

WHEREAS, Gyrodyne Company of America, Inc. (“Gyrodyne Company”) established the Gyrodyne Company of America, Inc. Retention Bonus Plan (the “Retention Bonus Plan” or the “Plan”), effective as of May 30, 2014, the date it was approved by the Board of Directors of Gyrodyne Company; and

WHEREAS, Gyrodyne LLC (“Gyrodyne” or the “Company”), is the surviving entity in the merger of Gyrodyne Company and Gyrodyne Special Distribution, LLC (“GSD”) with and into Gyrodyne (the “Merger”), effective August 31, 2015; and

WHEREAS, the Retention Bonus Plan was last amended by Amendment Number 4, effective as of May 6, 2022; and

WHEREAS, no Amendments may be made to the Plan that would reduce any benefits to which any Employee Participants are entitled, as a result of Amendment Number 4; and

WHEREAS, no Participants in the Plan, including active employees and members of the Board of Directors of Gyrodyne (the “Board”), are currently vested in any benefits under the Plan; and

WHEREAS, the Board has determined, after a shareholder engagement process in which it received input from shareholders regarding incentive compensation, that it is in the best interest of the Company to amend the Plan further to achieve better alignment between Plan participants and shareholders; and

WHEREAS, to better motivate the participants in the Plan to sell all remaining properties, the “Aggregate Floor” that must be attained on the sale of Company properties for any amounts to be credited to the Bonus Pool under the Plan should be eliminated; and

WHEREAS, elimination of the “Aggregate Floor” shall increase the potential for benefits being paid to participants; and

WHEREAS, Gyrodyne also wishes to generally delay the payment of any benefits until after the sale of most properties occur, and liquidating cash distributions are paid to Shareholders, to have participants in the Plan and shareholders aligned on the corporate objectives and to receive benefits at the same time (except for certain required distributions for employee participants in the Plan (the “Employee Participants”)); and

WHEREAS, all participants in the Plan have approved the changes set forth in this Amendment; and

WHEREAS, the provisions of this Amendment shall not apply to any participants in the Plan who are board members (the “Board Participants”), unless the shareholders of Gyrodyne don’t approve the provisions of a Gyrodyne LLC Restricted Stock Award (“RSA”) Plan on terms and conditions that are acceptable to the Board, including the conversion of potential retention bonus payments to Board Participants into shares of restricted stock under such terms that are also acceptable to the Board; and

WHEREAS, Gyrodyne retained the authority, under Section 9.5 of the Plan, to periodically amend the Plan, subject to the provisions of Amendment Number 4.

NOW, THEREFORE, effective as of September 6, 2023, the Plan shall be amended as follows:

1.	Bonus Pool. Section 2.8, regarding the definition of the "Bonus Pool," shall be amended in its entirety to read as follows:

2.8

“Bonus Pool” means the amount of funds that shall be transferred to a separate bookkeeping account held by the Company, to be allocated and paid to Employee Participants in accordance with Article V and a separate bookkeeping account for Board Participants, if any (or, to the extent applicable, former Participants in accordance with Article IV). The separate Bonus Pools shall remain assets of the Company and shall serve as a funding mechanism for the payments of amounts ultimately determined to be due to Employee and/or Board Participants under the Plan.

2.

Exclusion of Board Members. Members of the Board who currently participate in the Plan have agreed to waive all benefits under the Plan, which were not vested, and in lieu thereof to accept participation in a separate restricted stock award plan (the “RSA Plan”). Accordingly, participating Board members shall relinquish all rights to any benefits under the Retention Bonus Plan, subject to and conditioned upon approval of the RSA Plan by Shareholders and conversion of retention bonus payments into units of restricted stock on a basis acceptable to the Board at the 2023 Annual Meeting of the Company. The substitution of awards under the RSA Plan for benefits under the Retention Bonus Plan doesn’t result in any substitution of benefits under Section 409A of the Internal Revenue Code (the “Code”) since, as addressed below, the Retention Bonus Plan isn’t subject to Section 409A of the Code.

3.

Forfeiture of Benefits. Upon the approval of an acceptable RSA Plan, and conversion of rights under this Retention Bonus Plan to awards under the RSA Plan, and waiver of participation of Board members in this Plan, all allocations made to any Board members under Section 5.2 of the Plan, including benefits forfeited by previous participating Board members and subject to allocation under Section 5.5, shall be void and non-effective. Benefits forfeited by Board members shall not, with the consent of all Participants, be allocated to any Employee Participants in the Plan as might otherwise occur under Section 5.5 of the Plan, due to the lack of any remaining Board members participating in the Plan, but rather shall cease to be part of any Bonus Pool under the Plan.

If the RSA Plan isn’t approved, the benefits previously forfeited by any Board members under the Retention Bonus Plan shall nevertheless be forfeited and shall not be available for reallocation to either Board Participants or Employee Participants.

4.	Vesting. Article IV, Vesting, shall be amended in its entirety to read as follows:

“A Participant shall only be entitled to receive Bonus Payments pursuant to this Plan to the extent that he/she has been continuously employed by, or providing services for, the Company through both (i) the date of a Closing regarding any Property (as defined under the Plan), and (ii) the date of an irrevocable action by the Board providing for a cash distribution of the proceeds of a sale of a Property to be made to Shareholders of the Company. For purposes of clarity, after Board members no longer participate in the Plan, Board members shall decide when to distribute cash associated with the proceeds of a sale of a Property to Shareholders and, at such time as such Shareholder distributions occur, remaining Employee Participants in the Plan shall be entitled to a payment of benefits to the extent credited to the Bonus Pool as of such date (with the exception of the minimum distributions provided in Section 5.2 below for accumulated Bonus Pool proceeds equal or exceeding $500,000).

For the avoidance of doubt, any Participant who is granted any such discretionary Bonus Payment shall remain unvested in such amount until such time as the Board takes irrevocable action to provide for a cash distribution of the proceeds of a sale of a Property to Shareholders of the Company (or as determined under the $500,000 rule in Section 5.2), and any such bonus payments shall be required to be paid no later than the end of the calendar year in which the Board so acts (or, if later, within 2½ months after the date such irrevocable action is taken by the Board or the $500,000 threshold is attained), to ensure that the Retention Bonus Plan remains exempt from Section 409A of the Code.

In the event of death or Disability of a Participant, a voluntary termination following a substantial reduction in compensation (deemed to be an involuntary termination), assuming such a Participant has not engaged in conduct that would constitute Cause, such a Participant shall be entitled to a future benefit to be paid in accordance with the provisions of the Plan only if the following requirements are satisfied:

a.

A Property is sold within a period of 3 years following the date of a Participant’s separation from service with Gyrodyne or the Board for any of the above reasons, and if a liquidating distribution of the associated proceeds is declared; and

b.

The Property is sold with an Internal Rate of Return (“IRR”) equal to at least 4% of the value of the property as determined under the annual appraisals obtained effective as of each December 31 (the “Valuation Date”), and measured from the earlier of the December 31 Valuation Date preceding the date of death, or Disability, or the Participant’s separation from service or separation from the Board, up until a contract of sale is executed (but not yet closed).

Article IV, Vesting, shall also be amended to delete the last paragraph of Article IV, relating to the Aggregate Floor.”

5.	Section 5.1 of the Plan is amended in its entirety to read as follows:

“5.1	Funding of the Bonus Pool. Upon the Closing of each Property sale, funds shall be irrevocably transferred to a Bonus Pool account for the benefit of the Participants, as follows:

a.      The Employee Participant portion of the Bonus Pool shall be funded with 4.12% of the Net Selling Price (and not the Adjusted Appraised Value of each Property (as provided in Amendment Number 2 to address land and development costs)), up to an aggregate Net Selling Price (not the Adjusted Appraised Value of a Property) of $50,985,000. The Employee Participant bonus rate shall increase to 6.72% for incremental aggregate Net Sales over $50,985,000. In no event shall the Employee Participant portion of the Bonus Pool be adversely impacted by any forfeiture of Board interests under the Retention Bonus Plan.

b.       In the event the sale of any Property is completed on or before June 30, 2024, the Bonus Pool for Employee Participants (but not any Participating Board Members) shall be credited with an additional 1% of Net Sales Price.

c.        The Director portion of the Bonus Pool shall be funded with 5.30% of the Net Selling Price.

d.       For purposes of this Amendment, “Net Sales,” “Net Sales Price,” “Net Selling Price,” or terms to similar effect shall mean the Gross Sales Price for any Property or group of Properties, as reduced only by any commissions payable to effectuate the sale of any Property.

e.        For the avoidance of doubt, in the event the Shareholders reject the RSA Plan, the Board Members shall remain in the Retention Bonus Plan, under the same provisions as shall apply to all Employee Participants (except as expressly provided in the Plan as hereby amended).

In the event the sale of any Property is contingent upon future installment or earnout payments, such amounts shall be treated as proceeds upon payment to the Company, and the applicable percentage thereof shall be immediately credited to the Bonus Pool and paid to Participants pursuant to Section 5.2 upon receipt by the Company. The Bonus Pool shall be subject to Section 9.6.

f.        For clarity, there is no floor on the calculation of amounts credited to the Bonus Pool or determining the timing of any payments of amounts credited to the Bonus Pool, and land and development costs are not taken into account in the calculation of amounts credited to the Bonus Pool.”

6.	Payment of Benefits. Section 5.2, Payment of Benefits shall be replaced in total with the following:

“After funds are transferred to the Bonus Pool under Section 5.1, Bonus Payments shall be paid to all Employee Participants, at the same time that liquidating distributions are being paid to Shareholders following the sale of properties, so long as such Employee Participants have remained in-service through the date a liquidating distribution is declared and the Board has taken action to declare distributions to Employee Participants, as provided in Article IV above, as further indicated in the revised Exhibit A. Any amounts payable to a Participant upon payment to the Company following a Closing, as an installment or earnout payment, shall similarly be paid within sixty (60) days after the receipt of the Company of such funds. Notwithstanding any provisions in the Plan to the contrary, whenever the cumulative amounts transferred to the Bonus Pool bookkeeping account for Employee Participants equals or exceed $500,000, there shall automatically be a payment of benefits to Employee Participants, whether or not a liquidating distribution is declared to be paid by the Board, and in the event all properties have been sold (other than properties that might be transferred without compensation), a final Bonus Pool payment shall be made, regardless of the amount in the Employee Bonus Pool. All payments shall be made in a lump sum cash payment, within sixty (60) days after the date the Employee Participants become entitled to payment hereunder, such as upon determination by the Board that liquidating distributions shall be made to Shareholders or when the aggregate amounts credited to the Employee Participant Bonus Pool hit the above trigger payment amounts.

For clarity, if the RSA Plan is not approved and Director Participants remain in the Plan, Bonus Payments shall be paid to Director Participants at the same time that liquidating distributions are being paid to Shareholders. All payments shall be made in a lump sum cash payment, within sixty (60) days after the date the Director Participants become entitled to payment.”

7.	Forfeiture of Payment. Section 5.4 of the Plan shall also be replaced in total, as follows:

“Except as provided in Article IV, if any Employee Participant terminates employment prior to the date that actual payments are declared under the Plan, such a Participant shall forfeit the payment of any bonus payments. Further, except as provided in Article IV, if any Director Participant terminates service prior to the date that actual payments are declared under the Plan, such a Participant shall forfeit the payment of any bonus payments. This forfeiture provision exists in recognition of the goals of the Plan, which is to retain all Participants until the sale of Properties occurs and liquidating cash distributions are paid to Shareholders of the Company.”

8.	Restriction on Bonus Payments. Section 5.6 that added an Aggregate Floor to the Plan shall be repealed.

9.	Void Provisions. To the extent any provisions of the Plan contradict the provisions of this Amendment Number 5, they shall be null and void.

10.

Revised Exhibit A. Participating members of the Board already have a “specific percentage” of the Retention Bonus Pool allocated to each Director on an individual basis until it becomes void upon approval of an acceptable RSA Plan. Attached is a revised Exhibit A providing for specific employee bonus percentages for Employee Participants that shall apply for any sales on or after September 6, 2023, subject to the Plan and this Amendment.

11.

No Approval of the RSA Plan. For the avoidance of doubt, in the event the RSA Plan isn’t approved by the Shareholders of the Company at the 2023 annual meeting, the Board members participating in the Retention Bonus Plan shall remain in the Retention Bonus Plan, with aggregation of Properties and with distributions only made when Shareholders receive distributions.

12.	Defined Terms. Capitalized terms not specifically defined in this Amendment Number 5 shall have the meanings set forth in the Plan.

13.	Remaining Provisions. The remaining provisions of the Plan shall continue in full force and effect, unless and until further modified in accordance with the terms of the Plan.

14.

Not Subject to Section 409A. Notwithstanding any provisions of the Plan or any Amendments to the contrary, no employees are vested in any benefits under the Retention Bonus Plan and, all benefits are generally paid upon vesting. Therefore, the Retention Bonus Plan continues to not be subject to Section 409A of the Code. Notwithstanding any provisions in the Plan to the contrary, in the event the Plan becomes subject to Section 409A, the Company shall be responsible for the payment of any excise taxes payable by any Participants in the Plan, with a gross up for any related taxes. Any such payment or gross up payment will be made by the Company at a time and in a manner as to cause such payment or gross up payment to qualify as paid at a specified time or on a fixed schedule of payments within the meaning of Treas. Reg. § 1.409A-3(i)(1)(iv)-(v).

IN WITNESS WHEREOF, this Amendment Number 5 to the Gyrodyne LLC Retention Bonus Plan is executed effective as of September 6, 2023.

GYRODYNE LLC

BY:

September 6, 2023

EXHIBIT A

GYRODYNE, LLC

RETENTION BONUS PLAN

EMPLOYEE BONUS PERCENTAGES –

IF THE RSA PLAN IS APPROVED

Board Members/Employees	Bonus Pool Percentage
Board Members	0% (previously 65%)
Subtotal	0.00%

Employees
Gary Fitlin	44.211% (previously 15.474%)
Peter Pitsiokos	39.789% (previously 13.926%)
Officer Discretionary Amount	5.000% (previously 1.75%)
Patricia Lara	2.143% (previously 0.75%)
Dawn Ibraham	8.857% (previously 3.10%)
Subtotal	100% (previously 35.000%)

Total	100.00%

September 6, 2023

EXHIBIT A

GYRODYNE, LLC

RETENTION BONUS PLAN

BOARD OF DIRECTORS – EMPLOYEE BONUS PERCENTAGES -

IF RSA PLAN IS REJECTED

Board Members/Employees	Bonus Pool Percentage[1]
Board Members
Paul Lamb, Chairman	18.75%
Richard Smith	12.50%
Ronald Macklin	12.50%
Nader Salour	12.50%

Subtotal	56.25%

Employees
Gary Fitlin	19.3425%
Peter Pitsiokos	17.4075%
Patricia Lara	0.9375%
Dawn Ibraham	3.875%
Officer Discretionary Amount	2.1875%

Subtotal	43.75%

Total	100.00%

1.	The Board Pool does not get a 1% premium for selling any real estate on or before June 30, 2024, whereas the Employee Pool does.

September 6, 2023